PRESS RELEASE
October 29, 2007

For further information contact:
David M. Bradley, Chairman
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2007

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced diluted earnings per share of $0.75 for the quarter ended September 30, 2007, compared to diluted earnings per share of $0.77 for the quarter ended September 30, 2006.  The Company’s net income was $1.01 million for the quarter ended September 30, 2007, compared to $1.11 million for the quarter ended September 30, 2006.  The decrease in earnings was primarily due to a decrease in net interest margin and an increase in the provision for loan losses.

Net interest income for the quarter ended September 30, 2007 was $3.27 million, compared to net interest income of $3.22 million for the quarter ended September 30, 2006.  The increase in net interest income was primarily due to an increase in interest-earning assets offset by a decrease in net interest margin of 2.64% for the quarter ended September 30, 2007 from the net interest margin of 2.74% for the quarter ended September 30, 2006.

Net interest income for the nine months ended September 30, 2007 was $9.87 million, compared to net interest income of $9.83 million for the nine months ended September 30, 2006.  The increase in net interest income was primarily due to an increase in interest-earning assets.  The net interest margin of 2.67% for the nine months ended September 30, 2007 represented a decrease from the net interest margin of 2.82% for the nine months ended September 30, 2006.

The Company's provision for loan losses for the quarter ended September 30, 2007 amounted to $245,000. Compared to $60,000 for September 30, 2006.  The Company’s provision for loan losses was $335,000 and $180,000 for each of the nine month periods ended September 30, 2007 and 2006, respectively.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. The increases for the quarter and nine month period are attributable to the increase in non-performing assets and classified assets. The allowance for loan losses was $3.71 million, or 0.79% of total loans, at September 30, 2007, compared to $3.49 million, or 0.77% of total loans, at December 31, 2006.

Non-performing assets were $2.96 million or 0.57% of total assets as of September 30, 2007, compared to $1.05 or 0.20% of total assets as of December 31, 2006.  Non-performing assets and classified assets have increased in recent months in response to the well-publicized difficulties in the overall markets for commercial and residential real estate. Management expects this market trend to continue in the near term, but believes the situation at the Bank is being managed in accordance with industry standards and practices.

The Company’s noninterest income was $1.95 million and $1.62 million for the quarters ended September 30, 2007 and 2006, respectively.  The increase in noninterest income was due to an increase in overdraft fee income of $234,000. For the nine months ended September  30, 2007 and 2006 the Company’s noninterest income was $5.34 million and $5.32 million, respectively.

The Company’s noninterest expense was $3.51 million and $3.23 million for the quarters ended September 30, 2007 and 2006, respectively.  The increase in noninterest expense was primarily due to an increase in compensation and employee benefits expense.  Compensation and employee benefits expense increased $172,000 primarily due to normal salary increases, increased personnel, and severance costs.

The Company’s noninterest expense was $10.48 million and $9.82 million for the nine months ended September 30, 2007 and 2006, respectively.  The increase in noninterest expense was primarily due to increases in compensation and benefits, professional fees related to information technology enhancements, and other operating expenses related to the Bank’s growth.

The Company’s provision for income taxes was $455,000 and $446,000 for the quarters ended September 30, 2007 and 2006, respectively.  The increase in the provision for income taxes was primarily due to the reduction of tax credits remaining on Low Income Housing investments held at the Bank.

Total assets at September 30, 2007 were $520.1 million, compared to $515.5 million at December 31, 2006.  The increase in assets consisted primarily of an increase in loans, offset in part by a decrease in cash and cash equivalents.  Net loans increased by $11.6 million, or 2.6%, to $460.6 million at September 30, 2007, from $449.0 million at December 31, 2006.  At September 30, 2007, net loans consisted of $206.7 million of one-to-four family real estate loans, $125.2 million of commercial real estate loans, $56.5 million of multi-family real estate loans, and $72.2 million of consumer loans.

Deposits increased $8.9 million, or 2.5%, to $369.2 million at September 30, 2007, from $360.3 million at December 31, 2006.  The deposit increase has been primarily in certificates of deposit. Borrowed funds decreased $3.5 million, or 3.3%, to $104.4 million at September 30, 2007, from $107.9 million at December 31, 2006.

Stockholders' equity was $41.8 million at September 30, 2007, compared to $42.2 million at December 31, 2006.  This decrease in stockholders’ equity was primarily due to stock repurchases, declared dividends and the Company’s adoption of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, offset in part by earnings, revenue from the exercise of stock options, and an increase in unrealized gain on securities available-for-sale.  Book value, or stockholders' equity per share, at September 30, 2007 was $31.20, compared to $30.56 at December 31, 2006.  The ratio of stockholders' equity to total assets was 8.04% at September 30, 2007, compared to 8.18% at December 31, 2006.

All stockholders of record on September 14, 2007, received a quarterly cash dividend of $0.35 per share on October 5, 2007. As of September 30, 2007, the Company had 1,339,948 shares of common stock outstanding.

During the quarter ended September 30, 2007, the Company repurchased a total of 15,200 shares of common stock, or approximately 1.1% of its outstanding shares of common stock, at prevailing market prices averaging $39.52 per share.

North Central Bancshares, Inc. serves north central, central, and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  Kyle C. Cook, Chief Financial Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited) (Dollars in Thousands, except per share and share data)	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$13,933	$20,022
Securities available-for-sale	18,902	20,030
Loans (net of allowance of loan loss of $3,709 and
$3,493, respectively)	460,619	449,043
Goodwill	4,947	4,947
Other assets	21,682	21,473
Total assets	$520,083	$515,515

Liabilities
Deposits	$369,220	$360,330
Borrowed funds	104,386	107,908
Other liabilities	4,670	5,085
Total liabilities	478,276	473,323

Stockholders' equity	41,807	42,192
Total liabilities and stockholders' equity	$520,083	$515,515

Stockholders' equity to total assets	8.04%	8.18%

Book value per share	$31.20	$30.56

Total shares outstanding	1,339,948	1,380,653

Condensed Consolidated Statements of Income

(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Interest income	$7,990	$7,194	$23,425	$20,919
Interest expense	4,716	3,976	13,550	11,090
Net interest income	3,274	3,218	9,875	9,829
Provision for loan loss	245	60	335	180
Net interest income after provision for loan loss	3,029	3,158	9,540	9,649
Noninterest income	1,946	1,624	5,344	5,322
Noninterest expense	3,507	3,230	10,481	9,824
Income before income taxes	1,468	1,552	4,403	5,147
Income taxes	455	446	1,320	1,543
Net income	$1,013	$1,106	$3,083	$3,604

Basic earnings per share	$0.75	$0.78	$2.27	$2.50
Diluted earnings per share	$0.75	$0.77	$2.24	$2.47

Selected Financial Ratios	For the Three Months Ended September 30		For the Nine Months Ended September 30,

	2007	2006	2007	2006
Performance ratios
Net interest spread	2.37%	2.52%	2.41%	2.58%
Net interest margin	2.64%	2.74%	2.67%	2.82%
Return on average assets	0.77%	0.88%	0.79%	0.97%
Return on average equity	9.68%	10.37%	9.80%	11.20%
Efficiency ratio (noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income)	67.19%	66.70%	68.87%	64.84%